Exhibit 8.1

King & Spalding LLP

November 19, 2003

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Re:	Federal Income Tax Consequences of Merger of The Titan Corporation with and into LMC LLC One, LLC, a Delaware Limited Liability Company
Wholly Owned by Lockheed Martin Corporation

Ladies and Gentlemen:

We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (“Acquiror”), in connection with the Agreement and Plan of Merger, dated as of September 15, 2003 (the “Merger Agreement”), by and among Acquiror, LMC Sub One, Inc., a Delaware corporation (“Acquisition Sub”), and The Titan Corporation, a Delaware corporation (“Company”), and the related Assignment and Assumption Agreement dated November 18, 2003 (the “Assignment Agreement”), by and among Acquisition Sub and LMC LLC One, LLC, a Delaware limited liability company (“Acquisition LLC”), pursuant to which Company will be merged with and into Acquisition LLC with Acquisition LLC surviving as a Delaware limited liability company wholly owned by Acquiror on the terms and conditions set forth in the Merger Agreement and Assignment Agreement (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”

We understand that this opinion will appear as Exhibit 8.1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Acquiror with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Merger. We hereby consent to such use of our opinion. In giving consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

INFORMATION RELIED ON

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Assignment Agreement, and (iv) the representation letters of Company and Acquiror delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements,

Lockheed Martin Corporation

November 19, 2003

documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have assumed, with your permission, that (i) except as provided in the Assignment Agreement, the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement, the Assignment Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, (iii) the representations made by Company and Acquiror in the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, Company or Acquiror or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

OPINION

Based upon the foregoing, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U. S. Federal Income Tax Consequences.”

The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be accurate and complete. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

Very truly yours,

/s/ KING & SPALDING LLP

KING & SPALDING LLP